UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2020

Altair Engineering Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38263	38-2591828
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1820 E. Big Beaver Road, Troy, Michigan	48083
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 614-2400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock $0.0001 par value per share	ALTR	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2020, Altair Engineering Inc. (the “Company” or “Altair”) announced that Matthew Brown has been appointed to serve as a Senior Vice President-Finance, effective January 1, 2021, and to serve as Altair’s Chief Financial Officer, effective at the close of business on March 16, 2021. At the close of business on March 16, 2021, Mr. Brown will succeed Howard Morof, who will be stepping down from his role as Chief Financial Officer at the close of business on March 16, 2021 to pursue new opportunities and personal interests.

Mr. Brown, age 40, previously served in Finance leadership roles at NortonLifeLock, a leading consumer cyber safety company, including as Interim Chief Financial Officer from November 2019 to July 2020. Prior to that, he served in Finance leadership roles at Symantec, a leading provider of enterprise security software, from August 2016 to November 2019, most recently as Vice President of Finance and Chief Accounting Officer. Prior to that, Mr. Brown served as Vice President, Controller for Blue Coat Systems, a provider of advanced web security solutions, from October 2015 to August 2016. Prior to that, Mr. Brown served in various Finance roles at NETGEAR (2010 to 2015) and Brocade Communications (2008 to 2010). He began his career at KPMG, LLP. Mr. Brown is a certified public accountant and holds a Bachelor of Science degree in business administration from the Walter A. Haas School of Business at the University of California, Berkeley.

In connection with his employment, Mr. Brown will receive a starting annual salary of $400,000 and will have a target bonus of fifty percent of base salary under Altair’s executive bonus compensation program. Upon the later of January 4, 2021 and Mr. Brown’s first date of employment, Mr. Brown will receive restricted stock units covering 25,000 shares of Altair’s Class A Common Stock and stock options covering 45,000 shares of Altair’s Class A Common Stock, in each case vesting in equal amounts annually over four years, subject to Mr. Brown’s continuing employment through the vesting dates. He will also be entitled to participate in Altair’s medical insurance programs, as well as in its 401(k) plan.

Mr. Brown will also be provided a severance agreement (the “Brown Severance Agreement”) upon commencement of employment. It is anticipated that:

•

the Brown Severance Agreement will provide for severance protections based on the duration of Mr. Brown’s “Severance Period” in the event of a termination by the Company other than for “cause,” or in the event of a resignation by Mr. Brown for “good reason,” in either case at any time after his commencement of employment through the one-year anniversary of a “Change in Control”;

•

the “Severance Period” will be twelve months if such termination occurs during the first year of Mr. Brown’s employment or if such termination occurs after the Company has entered into a definitive agreement governing a “Change in Control,” but prior to consummation of such “Change in Control,” or on or within one year following the occurrence of a “Change in Control”;

•	assuming no Change in Control, the “Severance Period” will be six months if such termination occurs during the second, third, fourth, fifth or sixth year of Mr. Brown’s employment;

•

assuming no Change in Control and assuming that Mr. Brown is employed continuously for more than six years, the “Severance Period” will be one month for each full year of continuous service up to a maximum of twelve months;

•

subject to provisions regarding Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, under the Brown Severance Agreement, Mr. Brown generally will be entitled to the following (in lieu of any other severance payments to which he may be entitled):

•	an amount equal to his annual rate of base salary for each month in the applicable Severance Period;

•

reimbursement for healthcare continuation payments under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the number of months in the Severance Period, subject to earlier termination if Mr. Brown becomes eligible to obtain alternate healthcare coverage from a new employer or becomes ineligible for COBRA;

•

a pro-rata bonus, determined based on Mr. Brown’s target bonus for the year in which termination occurs (or, following a “Change in Control”, based on the greater of (i) the amount of the bonus that would have been received for the year in which termination occurs (assuming maximum achievement of any individual and corporate performance goals), or (ii) the target amount of Mr. Brown’s annual bonus for the calendar year prior to the year in which the “Change in Control” occurred), less any payment previously received with respect to such target bonus, payable in a cash lump sum;

•	certain compensatory amounts that have accrued prior to termination; and

•

if a termination is by the Company “without cause” or by Mr. Brown for “good reason” and such termination occurs in connection with certain events leading up to a “Change in Control” or on or within one year following the occurrence of a “Change in Control”, any unvested stock options held by Mr. Brown will become fully exercisable and any unvested restricted stock units held by Mr. Brown will fully vest.

In addition, upon commencement of employment, the Company is expected to enter into an indemnification agreement with Mr. Brown comparable to the indemnification agreement offered to Altair’s other executive officers, a copy of which was previously filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTAIR ENGINEERING INC.

Date: December 8, 2020	By:	/s/ Raoul Maitra
Raoul Maitra
Chief Legal Officer